CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of PMC-Sierra, Inc. for the registration of 414,635 shares of its common stock and to the incorporation by reference therein of our report dated January 22, 1997, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation) as of December 31, 1996, and for the two years in the period ended December 31, 1996 included in its Annual Report (Form 10-K) for the year ended December 28, 1997 filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP


San Jose, California
June 2, 1998